                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission Only
                                                     (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                U.S. WEST, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

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                                     (LOGO)

                             7800 East Orchard Road
                           Englewood, Colorado 80111


                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of Shareholders of U S WEST, Inc. ("U S WEST" or the "Company") will be held at the Boise Centre in Boise, Idaho, on Friday, May 5, 1995, at 10:00 a.m., for the following purposes:

          1.   To elect four Directors in Class I (see page 4);

          2.   To ratify the appointment of auditors (see page 5);

          3.   To approve an amendment to the U S WEST 1994 Stock Plan (see page
     5); and

          4. To act upon such other matters as may properly come before the Annual Meeting, including shareholder proposals (see page 7).

     Shareholders of record at the close of business on March 16, 1995 will be entitled to vote at the Annual Meeting or any postponements or adjournments thereof.

                                          By Order of the Board of Directors

                                          /s/ CHARLES P. RUSS, III

                                          CHARLES P. RUSS, III
                                          Executive Vice President,
                                          General Counsel and Secretary

March 16, 1995

                     EACH SHAREHOLDER'S VOTE IS IMPORTANT.
      PLEASE DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY.
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

                                    U S WEST

                               Executive Offices
                             7800 East Orchard Road
                           Englewood, Colorado 80111

PROXY STATEMENT

     This Proxy Statement and the accompanying proxy/voting instruction card ("proxy card") are first being mailed on March 16, 1995 to holders of common stock in connection with the solicitation of proxies by the Board of Directors of U S WEST. Shares can be voted at the Annual Meeting only if the shareholder is represented by proxy or is present in person.

     EACH SHAREHOLDER'S VOTE IS IMPORTANT. ACCORDINGLY, SHAREHOLDERS ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER THEY PLAN TO ATTEND THE ANNUAL MEETING. If a shareholder attends and votes by ballot at the Annual Meeting, that vote will cancel any proxy vote previously given. Additionally, a shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by giving a valid proxy bearing a later date.

     When proxy cards are returned properly signed, the shares represented will be voted in accordance with the shareholder's directions. Votes will be tallied by Boston Financial Data Services, Inc., U S WEST's transfer agent. If a proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors. No shareholder's vote will be disclosed except to the extent necessary to meet legal requirements.

     For participants in the U S WEST Shareowner Investment Plan, the proxy card will cover the number of full shares in the plan account, as well as shares registered in the participant's name. For participants in the U S WEST Payroll Stock Ownership Plan ("PAYSOP") or the U S WEST Savings Plan/ESOP ("SP/E"), the proxy card will also serve as a voting instruction card for the trustees of those plans with respect to the shares held in the participants' accounts. Shares held in the SP/E for which proxy cards are not returned (as well as shares held in the suspense account under the plan) will be voted in the same proportion as the shares for which signed proxy cards are returned. Shares held in the PAYSOP cannot be voted unless a proxy card covering those shares is signed and returned.

     On December 31, 1994, there were 469,343,048 common shares outstanding and approximately 816,099 record holders of such shares. Each common share is entitled to one vote on all matters properly brought before the Annual Meeting. Shareholders representing a majority of the common shares outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Annual Meeting. If a quorum is present, the four nominees for the Board of Directors receiving the highest number of votes will be elected. For all other matters to be considered by shareholders at the Annual Meeting, the affirmative vote of a majority of shares present in person or by proxy and voting on a matter is necessary for approval. Shares represented by proxies that are marked "Abstain" on the proxy card with regard to such other matters, and proxies that are marked to deny discretionary authority on other matters, will not be included in the vote totals, and will therefore have no effect on the outcome of the vote. Shares held of record by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly described as "broker non-votes") shall likewise not be included in the vote totals, and will have no effect on the outcome of the vote.

     IF A SHAREHOLDER PLANS TO ATTEND THE ANNUAL MEETING, THE APPROPRIATE BOX ON THE PROXY CARD SHOULD BE MARKED AND THE CARD RETURNED PROMPTLY. Shareholders of record who do not have admission tickets will be admitted upon verification of ownership at the shareholders' admission counter. Beneficial owners can obtain tickets at the shareholders' admission counter by presenting evidence of holdings such as a bank or brokerage firm account statement.

     A shareholder receiving more than one copy of U S WEST's Annual Report to Shareholders may stop mailing of the duplicate copies by marking the designated box on the proxy card for the accounts selected. This helps reduce the expense of printing and mailing duplicate materials but will not affect the mailing of dividend checks, special notices, proxy materials and dividend reinvestment statements.

BOARD OF DIRECTORS

MEETINGS

     Regular meetings of the Board of Directors are held six times during the year and special meetings are scheduled when required. The Board held ten meetings in 1994. No incumbent Director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board and all Committees of the Board on which such Director served. Directors meet their responsibilities not only by attending Board and Committee meetings but also through communication with members of management on matters affecting U S WEST.

COMMITTEES

     The Board has established the following standing Committees to assist it in meeting its responsibilities.

AUDIT COMMITTEE

     The Audit Committee, which held three meetings in 1994, consists of Messrs. Ryland (Chairman), Gilmour, Grieve and Williams, and Ms. Diaz-Oliver. The Audit Committee's purpose is to oversee U S WEST's accounting and financial reporting policies and practices and to assist the Board of Directors in fulfilling its fiduciary and corporate accountability responsibilities. U S WEST's internal auditors and its independent certified public accountants periodically meet with the Audit Committee and always have unrestricted access directly to the Audit Committee members.

BOARD AFFAIRS COMMITTEE

     The Board Affairs Committee serves as a nominating committee for the full Board of Directors and in addition makes recommendations regarding the compensation of Directors and the composition of Board committees. The Board Affairs Committee held two meetings in 1994. This committee, which consists of Messrs. Grieve (Chairman), Cheney, and Jacobson, Ms. Diaz-Oliver, Ms. Hufstedler, and Ms. Nelson, will consider candidates for the Board of Directors recommended by shareholders if the names and qualifications of such candidates are submitted in writing to the Secretary of U S WEST, 7800 East Orchard Road, Suite 200, Englewood, Colorado 80111.

CORPORATE DEVELOPMENT AND FINANCE COMMITTEE

     The Corporate Development and Finance Committee held three meetings in 1994. This committee consists of Messrs. Jacobson (Chairman), Cheney, Gilmour, Grieve, Williams and Yankelovich and Ms. Hufstedler. This committee is responsible for receiving and evaluating Company growth strategies and financing for the Company's operations.

HUMAN RESOURCES COMMITTEE

     The Human Resources Committee held four meetings in 1994. This committee consists of Messrs. Dove (Chairman), Popoff and Ryland, Ms. Diaz-Oliver, and Ms. Nelson. The purpose of the Human Resources Committee is to assure the appropriateness of the compensation and benefits of the executive officers of U S WEST and its subsidiaries and to provide for the orderly succession of management.

PUBLIC POLICY COMMITTEE

     The Public Policy Committee is responsible for reviewing public policy issues generally. The Public Policy Committee held three meetings in 1994, and consists of Ms. Hufstedler (Chairwoman), Ms. Nelson and Messrs. Cheney, Dove, Jacobson, Popoff and Yankelovich.

TRUST INVESTMENT COMMITTEE

     The Trust Investment Committee is responsible for overseeing the administration of the Company's trust funds for the benefit of the fund beneficiaries. This committee held three meetings in 1994, and consists of Messrs. Yankelovich (Chairman), Dove, Gilmour, Popoff, Ryland and Williams.

COMPENSATION OF DIRECTORS

     Directors who are not employees receive an annual retainer of $30,000 and a fee of $1,200 for each Board or Committee meeting attended. In the case of multi-day meetings, non-employee Directors receive a fee of $1,200 per day. Committee chairs for the Audit, Human Resources and Corporate Development and Finance

Committees receive an additional annual retainer of $4,500. Committee chairs for the Public Policy Committee and the Trust Investment Committee receive an annual retainer of $3,500, and the Board Affairs Committee Chair receives an annual retainer of $2,500. These amounts are paid in any combination of cash or Company common stock that a Director may select. From time to time, Directors are asked to counsel or otherwise assist the Company with regard to special projects or other business matters with which they have expertise, and are compensated with a cash payment of $1,200 per day.

     Directors may elect to defer the receipt of all or a part of their retainers and committee fees. Cash payments so deferred earn interest, compounded quarterly, at a rate equal to the average interest rate for ten-year United States Treasury notes for the previous quarter. Deferred amounts that would otherwise be payable in common stock are credited to an account as "phantom" stock units, the value of which rises and falls with the Company's stock price. Additional stock units are credited to the account when and to the extent that the Board declares a dividend on the Company's common stock.

     Any Director who is an employee of U S WEST or one of its subsidiaries receives no compensation for serving as a Director.

     The U S WEST 1994 Stock Plan provides for the grant to each non-employee Director of up to 2,000 shares of U S WEST common stock. Under the plan, each Director receives 400 shares during each year of service on the Board up to a maximum of five years. Messrs. Cheney, Gilmour and Grieve each received 400 shares in 1994.

     Non-employee Directors who retire after serving a minimum of five credited years on the Board are paid a sum equal to their final-year retainer multiplied by the lesser of ten or their number of years of service on the Board. At the Director's discretion, this amount is paid in ten equal annual installments or a single installment equal to its discounted present value.

SECURITIES OWNED BY MANAGEMENT

     The following table sets forth beneficial ownership of shares of U S WEST common stock by each Director, each named Executive Officer, and all Directors and Executive Officers as a group as of December 31, 1994. These shares represent less than one percent of the outstanding shares of U S WEST common stock.

                                                                  BENEFICIAL OWNERSHIP
                                                           ----------------------------------
                                                                           SHARES SUBJECT TO
                                                           TOTAL NUMBER        OPTIONS*
                                                            OF SHARES     (INCLUDED IN TOTAL)
                                                           ------------   -------------------
        A. Gary Ames.....................................      165,731          115,430
        Richard J. Callahan..............................      135,285           94,892
        Richard B. Cheney................................          800
        Remedios Diaz-Oliver.............................        4,000
        Grant A. Dove....................................        2,600
        Allan D. Gilmour.................................        2,400
        Pierson M. Grieve................................        1,600
        Shirley M. Hufstedler............................        6,131
        Allen F. Jacobson................................        5,462(1)
        Charles M. Lillis................................       80,022           40,000
        Richard D. McCormick.............................      360,660(2)       186,959
        Marilyn Carlson Nelson...........................        1,000
        Frank Popoff.....................................        1,500
        Charles P. Russ, III.............................       14,536
        Glen L. Ryland...................................        6,000
        Jerry O. Williams................................        2,200
        Daniel Yankelovich...............................        8,400
        All Directors and Executive Officers (as a
          group).........................................    1,024,177          555,843

- ------------------------------
* shares subject to acquisition through exercise of stock options within 60 days.
(1) Includes 3,462 shares subject to shared voting and investment power.
(2) Includes 95,225 shares subject to shared voting and investment power.

ELECTION OF DIRECTORS (ITEM A ON PROXY CARD)

     Pursuant to the Articles of Incorporation of U S WEST, the Directors are divided into three classes. Each class of Directors is subject to election by shareholders every three years. Any Director appointed by the Board between annual meetings is subject to election by shareholders at the following annual meeting. The Board has adopted a policy that requires Directors to retire at the annual meeting following the Director's 70th birthday.

     Unless otherwise instructed, the proxies will be voted for the election of the four nominees listed below under the heading "Nominees for Election as Directors in Class I." If a shareholder returning a proxy does not wish shares to be voted for particular nominees, the shareholder must so indicate in the space provided on the proxy card.

     If one or more of the nominees should become unavailable or unable to serve at the time of the Annual Meeting, the shares to be voted for such nominee or nominees which are represented by proxies will be voted for any substitute nominee or nominees designated by the Board or, if none, the size of the Board will be reduced. The Board knows of no reason why any of the nominees will be unavailable or unable to serve at the time of the Annual Meeting.

     Glen L. Ryland and Daniel Yankelovich will retire from the Board upon the conclusion of the Annual Meeting.

     A brief listing of the principal occupations, other major affiliations and ages of the four nominees for election as Directors, and the Directors whose terms of office do not expire at this Annual Meeting, follows.

NOMINEES FOR ELECTION AS DIRECTORS IN CLASS I
(TO SERVE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 1998)

     RICHARD B. CHENEY, Senior Fellow, American Enterprise Institute, since January, 1993. Director of Union Pacific Corporation, IGI Incorporated, Morgan Stanley Group, Inc., and Proctor and Gamble Co. United States Secretary of Defense, March, 1989 to January, 1993; Member, United States House of Representatives, 1979 to 1989. Director of U S WEST since 1993. Age 54.

     REMEDIOS DIAZ-OLIVER, President and Chief Executive Officer of All American Containers, Inc. since November 1991. Chief Executive Officer and President of American International, from 1990 to October 1991; Chief Executive Officer and Executive Vice President from 1977 to 1990. Director of Avon Products, Inc., Barnett Banks of South Florida, American Cancer Society, Greater Miami Chamber of Commerce, Hamilton Foundation, Infants in Need, Jackson Memorial Foundation, National Hispanic Leadership Agenda, and University of Miami. Director of U S WEST since 1988. Age 56.

     GRANT A. DOVE, Managing Partner of Technology Strategies and Alliances since 1992. Executive Vice President of Texas Instruments from 1982 to 1987. Director of Control Data Systems Incorporated, NetWorth, Inc., and Western Company of North America. Director and Chairman of the Board of Microelectronics and Computer Technology Corporation and Optek Technology, Inc. Director of U S WEST since 1988. Age 66.

     SHIRLEY M. HUFSTEDLER, Partner in the law firm of Hufstedler & Kaus since 1981. United States Secretary of Education from 1979 to 1981. Director of Harman International Industries, Inc. and Hewlett-Packard Co. Director of U S WEST since 1983. Age 69.

DIRECTORS IN CLASS II
(THE TERMS OF THESE DIRECTORS DO NOT EXPIRE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 1996)

     PIERSON M. GRIEVE, Chairman of the Board and Chief Executive Officer of Ecolab, Inc. since 1983. Director of St. Paul Companies, Meredith Corporation, Norwest Corporation and Waldorf Corporation. Director of U S WEST since 1990. Age 67.

     ALLEN F. JACOBSON, retired. Chairman and Chief Executive Officer of Minnesota Mining & Manufacturing Company from 1986 to 1991. Director of Abbott Laboratories, Deluxe Corporation, Minnesota Mining & Manufacturing Corporation, Mobil Corporation, Northern States Power Company, Potlatch Corporation,

Prudential Insurance Company, Sara Lee Corporation, Silicon Graphics, Inc., and Valmont Industries, Inc. Director of U S WEST since 1983. Age 68.

     RICHARD D. MCCORMICK, Chairman of the Board since May 1992; President and Chief Executive Officer since 1991; President and Chief Operating Officer from 1986 to 1991. Director of Financial Security Assurance Holdings Ltd., Norwest Corporation, Super Valu Stores, Inc. and UAL, Inc. Director of U S WEST since 1986. Age 54.

     MARILYN CARLSON NELSON, Vice Chair of Carlson Holdings, Inc. since 1991; Senior Vice President, 1988 to 1991. Chair of Citizen's State Bank of Montgomery, Minnesota since 1992 and Citizen's State Bank of Waterville, Minnesota since 1975. Director of Exxon Corporation, First Bank System, Inc. and the Carlson Companies, Inc. Director of U S WEST since 1993. Age 55.

DIRECTORS IN CLASS III
(THE TERMS OF THESE DIRECTORS DO NOT EXPIRE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 1997)

     ALLAN D. GILMOUR, retired. Vice Chairman of Ford Motor Co. from 1992 to 1994; Executive Vice President of Ford Motor Co. and President, Ford Automotive Group, from 1990 to 1992; Executive Vice President, Corporate Staffs, from 1989 to 1990; Executive Vice President, International Automotive Operations, from 1987 to 1989. Director of Whirlpool Corporation. Director of U S WEST since 1992. Age 60.

     FRANK POPOFF, Chairman and Chief Executive Officer of The Dow Chemical Company since 1992; Chief Executive Officer since 1987. Director of American Express Company, Chemical Financial Corporation, Dow Corning Corporation, and Marion Merrell Dow Inc. Director of U S WEST since 1993. Age 59.

     JERRY O. WILLIAMS, President of Grand Eagle Enterprises, Inc., a private investment group, since May, 1992. Chairman of the Board of The Monotype Corporation Plc. from December, 1990 to May, 1992; Managing Director from January, 1990 to May, 1992. President and Chief Operating Officer of AM International, Inc. from 1985 to 1988. Director of ECRM Inc. and Monotype Typography, Inc. Director of U S WEST since 1988. Age 56.

                         ------------------------------

RATIFICATION OF APPOINTMENT OF AUDITORS (ITEM B ON PROXY CARD)

     The Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Coopers & Lybrand, Certified Public Accountants, as independent auditors to make an examination of the accounts of U S WEST for calendar year 1995. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" RATIFICATION OF SUCH APPOINTMENT.

     Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

PROPOSAL TO APPROVE AMENDMENT TO U S WEST 1994 STOCK PLAN
(ITEM C ON PROXY CARD)

     On February 3, 1995, the Board of Directors adopted an amendment to the U S WEST 1994 Stock Plan that (i) places a ceiling on the number of incentive stock options (i.e., stock options that qualify for tax-advantaged treatment under Section 422 of the Internal Revenue Code or any other provision of the Internal Revenue Code that permits tax-advantaged treatment for such options) that will be available for issuance over the life of the plan, (ii) allows for the issuance of a fixed number of nonqualified stock options (i.e., stock options that do not qualify as incentive stock options) to non-employee Directors, and
(iii) allows for the continued vesting and exercise of stock options held by employees who leave the Company or any of its subsidiaries either because of retirement or long-term disability. The Board directed that the amendment be submitted to shareholders at the 1995 Annual Meeting. The purpose of the amendment is to (i) ensure that incentive stock options granted under the plan comply with the requirements of Section 422 of the Internal Revenue Code, which requires that shareholders approve a limit on the number of incentive stock options that may be issued under a plan, (ii) promote the long-term success of the Company by affording non-employee Directors the opportunity to benefit from rising values of the Company's common stock, and to aid efforts to attract and retain individuals with outstanding abilities and skills for service on the Board of Directors, and (iii) provide a more orderly transition for employees who retire or experience a long-term disability by allowing them to retain and exercise both vested and unvested stock options that have been issued by the Company.

     Under the terms of the amendment, the total number of shares that will be available for issuance in connection with incentive stock options or other tax-advantaged options over the life of the plan will be limited to 10 million. In addition, on the date that the amendment is first approved by shareholders and on the first business day of each calendar year thereafter, each non-employee Director will receive a nonqualified stock option to purchase three thousand (3,000) shares of Company common stock. The option will (i) vest in increments of 40 percent upon grant and 30 percent on the first and second anniversaries following the date of grant or, if earlier, in full upon the retirement of the Director from the Board, (ii) have an exercise price equal to the fair market value of the common stock on the date of grant, (iii) remain exercisable notwithstanding the retirement of a Director from the Board, and
(iv) expire ten years from the date of grant. Shares issued upon the exercise of nonqualified stock options will be subject to the limitations on the number of shares available for issuance under the U S WEST 1994 Stock Plan. Finally, the amendment will permit certain employees who retire following its adoption, or certain employees whose employment is terminated as a result of a long-term disability following its adoption, to retain any stock options granted to them, and to exercise such options at any time following the vesting of such options pursuant to their original vesting schedule and before their expiration date. The employees entitled to such treatment will be limited to those who, at the time of retirement, are eligible to receive a service pension benefit under the U S WEST Pension Plan or a pension benefit under any written agreement or arrangement expressly authorized by U S WEST, and those employees whose employment is terminated following the occurrence of a "long-term disability" as determined under the provisions of the U S WEST disability plan maintained for such employees. The amendment will govern options issued under the U S WEST 1994 Stock Plan as well as those issued under any predecessor plans.

     If approved by shareholders, the amendment will become effective on May 5, 1995. Nonqualified stock options will first be issued to non-employee Directors on that date, and certain employees who retire or become disabled on or after that date will be able to retain their stock options pursuant to the amendment. As of February 28, 1995, the closing price for U S WEST common stock on the New York Stock Exchange was $38.75.

     Tax counsel has advised the Company of the tax consequences of the amendment for both the Company and individuals who are granted options. According to tax counsel, an optionee will not realize taxable income upon the granting of a stock option pursuant to the plan, nor would the Company be entitled to a deduction at that time. There will be no realization of taxable income by an optionee upon the exercise of an incentive stock option (if exercised no later than three months after termination of employment in the case of retirement, and one year in the case of disability, and to the extent that the aggregate fair market value of common stock with respect to such incentive stock options, when first exercised, does not exceed $100,000 during any calendar year). If an optionee sells or otherwise disposes of common stock received upon exercise of an incentive stock option after one year from the exercise date and two years from the date of grant of the incentive stock option, any gain or loss on the sale will be treated as long-term, and the Company will not be entitled to any deduction on account of the issuance of common stock or the grant of the incentive stock option. Upon exercise of a nonqualified stock option, an optionee will realize compensation income in the amount of the excess of the fair market value of the common stock on the day of exercise over the stock option exercise price, and the Company will receive a corresponding deduction. The tax basis of any nonqualified stock option shares of common stock received will be the fair market value of such shares on the date the stock option is exercised.

     The foregoing summary of the amendment to the U S WEST 1994 Stock Plan is qualified in its entirety by reference to the full text of the amendment as set forth in Exhibit A.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THIS
AMENDMENT.

SHAREHOLDER PROPOSALS

     Shareholder proponents have stated that they intend to have the following proposals and supporting statements presented at the Annual Meeting. The adoption of any of the proposals would not, in itself, cause the implementation of the action or policy called for by the proposal, but would simply constitute a recommendation to the Board of Directors.

SHAREHOLDER PROPOSAL NO. 1 (ITEM 1 ON THE PROXY CARD)

     Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, owning of record 120 shares of U S WEST common stock, has given notice that she intends to present at the Annual Meeting the following resolution:

          "RESOLVED: "That the shareholders of U S WEST recommend that the Board of Directors take the necessary steps to institute the election of directors ANNUALLY, instead of the stagger system as is now provided."

          "REASONS: "The great majority of New York Stock Exchange listed corporations elect all their directors each year."

          "This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board."

          "Last year the owners of 95,413,844 shares, representing approximately 28.5% of shares voting, voted FOR this proposal."

          "If you AGREE, please mark your proxy FOR this resolution."

     THIS PROPOSAL WAS SUBMITTED AT THE LAST SIX ANNUAL MEETINGS AND WAS SOUNDLY DEFEATED EACH TIME. THE BOARD OF DIRECTORS HAS AGAIN CONSIDERED THE PROPOSAL AND AGAIN RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST IT.

     The Board of Directors believes that the election of Directors by classes enhances the likelihood of continuity and stability in the Board and its policies. When directors are elected by classes, a change in the composition of a majority of the Board normally requires at least two shareholder meetings, instead of one. Board classification is also intended to encourage any person seeking to acquire control of U S WEST to initiate such an action through arm's length negotiations with management and the Board of Directors, who are in a position to negotiate a transaction which is fair to all shareholders of U S WEST. With a classified Board, it is more likely that a majority of the Directors of U S WEST will have prior U S WEST Board experience, thereby facilitating planning for the business of U S WEST.

SHAREHOLDER PROPOSAL NO. 2 (ITEM 2 ON THE PROXY CARD)

     Mr. John J. Gilbert and Mrs. Margaret R. Gilbert, 29 East 64th Street, New York, New York 10121-7043, co-trustees of family trusts owning of record approximately 1,500 shares of U S WEST common stock and owning of record an additional 291 shares; Mr. Gerald Armstrong, P.O. Box 18546, Capitol Hill Station, Denver, Colorado 80218, owning of record 40 shares of U S WEST common stock; Mr. John C. Henry, 5 East 93rd Street, New York, NY 10128, owning of record 200 shares of U S WEST common stock; Mr. Allan Frank, 6882 Center Avenue, Denver, Colorado 80224, owning of record 308 shares of U S WEST common stock; Mr. Edward Rudy and Mrs. Edith Rudy, Box 7077, Yorkville Station, New York, New York 10128, owning of record 312 shares of U S WEST common stock, have given notice that they intend to present at the Annual Meeting the following resolution:

          "RESOLVED: That the stockholders of U S West Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

          "REASONS: Continued strong support along the lines we suggest were [sic] shown at the last annual meeting when 21.2%, owners of 71,080,974 shares, were cast in favor of this proposal.

          A law enacted in California provides that all state pension holdings and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

          The National Bank Act has provided for cumulative voting. Unfortunately, in many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. Unfortunately, in many cases authorities come in after and say the director or directors were not qualified. We were delighted to see that the SEC has finally taken action to prevent bad directors from being on the boards of public companies.

          We believe that cumulative voting would make the management of the company more independent, and that a more independent management would be able to avoid the operational problems that the company has experienced.

          Also, U. S. West is unable to provide requested telephone service in many areas thus losing income and good will.

          Many successful corporations have cumulative voting. For example, Pennzoil having cumulative voting defeated Texaco in that famous case. Another example is Ingersoll-Rand, which has cumulative voting and won two awards. In FORTUNE magazine it was ranked second in its industry as "America's Most Admired Corporations" and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." Also, in 1994 they raised their dividend. We believe U. S. West should follow these examples.

          If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

     THIS PROPOSAL WAS SUBMITTED AT THE LAST THREE ANNUAL MEETINGS AND WAS SOUNDLY DEFEATED EACH TIME. THE BOARD OF DIRECTORS HAS AGAIN CONSIDERED THE PROPOSAL AND AGAIN RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST IT.

     Currently, each Director of U S WEST is elected by the holders of a majority of the U S WEST shares represented and voting at a meeting of shareholders. This method reflects the widely held belief that Directors should be elected for their willingness to serve all shareholders. The Board of Directors believes that cumulative voting can result in the election of Directors by a relatively small group of shareholders. Such Directors tend to represent such group's special interest. This partisanship among Directors and voting on behalf of special interests could interfere with the effectiveness of the Board and could be contrary to the interests of U S WEST and its shareholders as a whole.

                         ------------------------------

SHAREHOLDER PROPOSAL NO. 3 (ITEM 3 ON PROXY CARD)

     Mr. Bertram H. Behrens, 17300 Bismark Road, White Lake, Wisconsin 54491, owning of record 40 shares of U S WEST common stock, has given notice that he intends to present the following resolution at the Annual Meeting:

          My stockholders proposal is a very simple -- but important -- one. It is this: That beginning with the election (by the stockholders) of any new non-employee directors to the Board of Directors no "retirement pay" or "pension" be paid to them. This is not to apply to those presently on the board or presently receiving "retirement pay" or "pension," but it is to apply to any new non-employee director.

          According to the 1994 proxy statement "Non-employee directors who retire after serving a minimum of five credited years on the Board are paid each year following retirement, up to their number of years of credited service but in no event more than ten years, a sum equal to their final-year retainer." The U S WEST non-employee directors receive an annual retainer of $30,000. So if he's on the board for five years and then "retires" he gets $30,000 "retirement pay" or "pension" for five years following. If he's on the board for ten years he gets $30,000 a year for ten years following! And this is $30,000 a year just for being on the board of this one company!

          And usually a director is not only a director on one board; he's a director on several boards. For example, in the 1994 U S WEST election of directors the six non-employee directors were all on the boards of other firms in addition to U S WEST. One of them was on four other boards including American Express Company and Dow Corning Corporation. Think of the kind of money some of the former directors are making just with retirement pay. Most of us work a lifetime for that kind of "retirement pay" or "pension"! We stockholders must put our foot down and put a stop to this ridiculous retirement pay!

          The non-employee directors receive $30,000 a year in "retainer," and in this stockholder's opinion that is sufficient compensation for any director. We stockholders must protect our own interests and vote "yes" to this proposal.

     THE BOARD OF DIRECTORS HAS CONSIDERED THIS PROPOSAL AND RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST IT.

     The Board of Directors believes that it is in the best interests of U S WEST and its shareholders to attract exceptional individuals who are recognized for their knowledge, experience and ability to serve as Directors. To do this, U S WEST must provide a fair and competitive total compensation package. Compensation may be paid to a Director in a number of forms, and U S WEST has elected to pay a portion of the Board's compensation in retirement benefits. Today, the vast majority of large companies provide retirement benefits to their non-employee directors. The Company believes that the retirement benefits it provides to non-employee Directors are consistent with industry standards and are fair and appropriate in light of the obligations and responsibilities of non-employee Directors.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                       -----------------------------------------------------
                                                                                AWARDS
                                         ANNUAL COMPENSATION           -------------------------            PAYOUTS
                                  ----------------------------------   RESTRICTED    SECURITIES    -------------------------
                                                        OTHER ANNUAL     STOCK       UNDERLYING       LTIP       ALL OTHER
    NAME AND PRINCIPAL             SALARY     BONUS     COMPENSATION    AWARD(S)    OPTIONS/SARS    PAYOUTS     COMPENSATION
         POSITION          YEAR     ($)        ($)          ($)           ($)           (#)          ($)(4)        ($)(5)
  -----------------------  ----   --------   --------   ------------   ----------   ------------   ----------   ------------
  Richard D. McCormick     1994   $700,000   $560,000     $  6,924      $      0       100,000     $        0    $   35,612
    President, CEO and     1993   $700,000   $575,000     $  2,501      $      0        45,000     $1,038,904    $   65,092
    Chairman of the Board  1992   $660,000   $495,000     $  3,868      $      0        35,000     $  431,328    $   59,609

  A. Gary Ames             1994   $490,000   $250,000     $  3,251      $      0(2)     55,000     $        0    $   45,869
    President and CEO of   1993   $467,083   $275,000     $  1,186      $      0        47,616     $  742,081    $   45,062
    U S WEST               1992   $442,083   $250,000     $  2,026      $ 23,984        52,274     $  308,114    $   40,285
    Communications

  Charles M. Lillis        1994   $453,333   $295,000     $  3,069      $      0        55,000     $        0    $   27,067
    Executive Vice         1993   $408,750   $275,000     $    160      $      0        30,000     $  742,081    $   33,026
    President, U S WEST &  1992   $372,917   $210,000     $    273      $      0        20,000     $  308,114    $   31,151
    President and CEO, U
    S WEST Diversified
    Group

  Richard J. Callahan      1994   $405,000   $260,000     $735,058(3)   $      0(2)     35,000     $        0    $   33,154
    Executive Vice         1993   $398,750   $235,000     $214,446(3)   $ 10,813        25,000     $  742,081    $  164,608
    President, U S WEST &  1992   $390,000   $200,000     $  4,061      $      0        20,000     $  308,114    $   30,730
    President, U S WEST
    International and
    Business Development
    Group

  Charles P. Russ, III(1)  1994   $361,667   $170,000     $  1,493      $      0(2)     25,000     $        0    $   29,381
    Executive Vice         1993   $350,000   $155,000     $      0      $ 21,625        15,000     $  445,257    $   19,867
    President, General     1992   $197,534   $140,000     $      0      $      0        35,000     $  103,994    $1,568,077
    Counsel and Secretary

- ------------------------------
(1) Mr. Russ was elected Executive Vice President, General Counsel and Secretary in June, 1992.

(2) Mr. Ames received 625 shares of U S WEST stock in December, 1992. Messrs. Callahan and Russ received 250 and 500 shares of U S WEST stock, respectively, in June, 1993. These shares were subject to a one-year restriction as to sale or transferability, and dividends were paid on these shares during the restriction period.

(3) $141,909 and $139,200 of this amount represent payments that were made to Mr. Callahan for his United Kingdom residence, in 1994 and 1993, respectively, pursuant to his employment contracts. The 1994 amount also includes $528,287 for gross-ups of income to compensate Mr. Callahan for employment- and nonemployment-related income taxes incurred under the laws of the United Kingdom.

(4) Shares issued in 1992 and 1993 were paid to participants pursuant to a performance based program implemented by the Human Resources Committee in 1991 in connection with the restricted stock feature of the then effective Stock Incentive Plan. Yearly payouts of restricted shares under this program were determined by the total shareholder return achieved by the Company over a six-year performance period. In May, 1994, shareholders approved the Executive Long-Term Incentive Plan. The payout of restricted shares under this plan is also determined by total shareholder return achieved by the Company during the performance period that began in 1991. For 1992, Messrs. McCormick, Ames, Lillis, Callahan and Russ, respectively, received 10,817, 7,727, 7,727, 7,727 and 2,608 shares, all of which were subject to a one-year restriction period as to sale or transferability and on which dividends were paid during the restriction period. For 1993, Messrs. McCormick, Ames, Lillis, Callahan and Russ, respectively, received, 24,231, 17,308, 17,308, 17,308 and 10,385 shares, all of which are subject to a two-year restriction period as to sale or transferability and on which any declared dividends shall be paid during such restriction period. As a result of the Company's negative total shareholder return in 1994, no additional shares of restricted stock are to be paid to participants and the negative return must be offset prior to any payout in 1995 or subsequent years. At December 31, 1994, Messrs. McCormick, Ames, Lillis, Callahan and Russ held 24,231, 17,308, 17,308, 17,308 and 10,385 shares of restricted stock with a market value of $863,229, $616,598, $616,598, $616,598, and $369,966,
    respectively.

(5) These amounts are attributable to (1) the Company matching contribution under the Deferred Compensation Plan, (2) the Company matching contribution under the Savings Plan/ESOP, (3) the current dollar value of the remainder of the premium paid under a split-dollar insurance arrangement, and (4) the amount paid for the term insurance portion of the foregoing split-dollar insurance arrangement. The separate components of these amounts are set forth below. In 1993, Mr. Callahan received a $130,000 foreign assignment premium. In 1992, upon his employment, Mr. Russ received a lump sum of $1,559,000 as compensation for amounts that would have otherwise been due to him from his former employer.

                                                               YEAR ENDED DECEMBER 31, 1994
                                               ------------------------------------------------------------
                                                 DEFERRED
                                               COMPENSATION    SAVINGS PLAN    SPLIT-DOLLAR    TERM PORTION
                                               COMPANY MATCH   COMPANY MATCH   PREMIUM VALUE     PREMIUM
                                               -------------   -------------   -------------   ------------
        McCormick............................     $26,826         $ 7,500         $  --           $1,286
        Ames.................................     $17,000         $ 7,500         $20,765         $  604
        Lillis...............................     $15,195         $ 7,188         $ 4,051         $  633
        Callahan.............................     $12,749         $ 6,354         $13,418         $  633
        Russ.................................     $10,583         $ 7,500         $10,814         $  484

                                                               YEAR ENDED DECEMBER 31, 1993
                                               ------------------------------------------------------------
                                                 DEFERRED
                                               COMPENSATION    SAVINGS PLAN    SPLIT-DOLLAR    TERM PORTION
                                               COMPANY MATCH   COMPANY MATCH   PREMIUM VALUE     PREMIUM
                                               -------------   -------------   -------------   ------------
        McCormick............................     $27,139         $ 7,861         $29,014         $1,078
        Ames.................................     $13,527         $ 9,827         $21,209         $  499
        Lillis...............................     $ 8,646         $11,792         $12,073         $  515
        Callahan.............................     $12,077         $ 7,861         $14,136         $  534
        Russ.................................     $  --           $ 8,750         $10,667         $  450

                                                               YEAR ENDED DECEMBER 31, 1992
                                               ------------------------------------------------------------
                                                 DEFERRED
                                               COMPENSATION    SAVINGS PLAN    SPLIT-DOLLAR    TERM PORTION
                                               COMPANY MATCH   COMPANY MATCH   PREMIUM VALUE     PREMIUM
                                               -------------   -------------   -------------   ------------
        McCormick............................     $25,600         $ 7,629         $25,355         $1,025
        Ames.................................     $12,240         $ 9,536         $18,029         $  480
        Lillis...............................     $ 9,057         $11,443         $10,165         $  486
        Callahan.............................     $10,973         $ 7,629         $11,578         $  550
        Russ.................................     $  --           $  --           $ 8,852         $  225

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information on stock options granted to the named executive officers during 1994. The Company employed the Black-Scholes option pricing model to develop the theoretical values set forth under the "Grant Date Present Value" column. It should be noted that stock options granted by the Company to its executives are based on competitive market practices and individual performance, and not on theoretical option valuations.

                                                                 INDIVIDUAL GRANTS
                                          ----------------------------------------------------------------
                                           NUMBER OF
                                           SECURITIES     PERCENT OF
                                           UNDERLYING       TOTAL
                                            OPTIONS/     OPTIONS/SARS   EXERCISE                GRANT DATE
                                              SARS        GRANTED TO    OR BASE                  PRESENT
                                            GRANTED      EMPLOYEES IN    PRICE     EXPIRATION     VALUE
                  NAME                       (#)(1)      FISCAL YEAR     ($/SH)       DATE        ($)(2)
- ----------------------------------------  ------------   ------------   --------   ----------   ----------
Richard D. McCormick....................     100,000          4.1%      $ 35.875     12/2/04     $494,000

A. Gary Ames............................      55,000          2.3%      $ 35.875     12/2/04     $271,700

Charles M. Lillis.......................      55,000          2.3%      $ 35.875     12/2/04     $271,700

Richard J. Callahan.....................      35,000          1.4%      $ 35.875     12/2/04     $172,900

Charles P. Russ, III....................      25,000          1.0%      $ 35.875     12/2/04     $123,500

- ------------------------------
(1) These stock options become fully exercisable on the third anniversary of the date of grant and include a reload feature. This feature gives the optionee the right to receive a further option for a number of shares equal to the number of shares of common stock surrendered by the optionee in payment of the exercise price of the original option.

(2) The value reflects the standard application of the Black-Scholes option pricing model, using the following assumptions: volatility, 15%; dividend yield, 6%; and a risk-free rate of return of 7.9% based on the options being outstanding for ten years.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION/SAR
VALUES

                                                              NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS/SARS                  IN-THE-MONEY
                              SHARES ACQUIRED    VALUE            AT FY-END (#)                 OPTIONS/SARS
                                ON EXERCISE     REALIZED   ---------------------------   ---------------------------
            NAME                    (#)           ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ----------------------------  ---------------   --------   -----------   -------------   -----------   -------------
Richard D. McCormick........         0              0        186,959        180,000       $  59,175         $ 0

A. Gary Ames................         0              0        115,430        110,000       $  95,165         $ 0

Charles M. Lillis...........         0              0         40,000        105,000       $  15,625         $ 0

Richard J. Callahan.........         0              0         94,892         80,000       $ 490,705         $ 0

Charles P. Russ, III........         0              0              0         75,000       $       0         $ 0

U S WEST PENSION PLANS

     The following table illustrates the maximum estimated annual benefits payable upon retirement pursuant to the U S WEST Pension Plans based upon the pension plan formula for specified final average annual compensation and specified years of service.

                               PENSION PLAN TABLE

                                                        YEARS OF SERVICE
  FINAL AVERAGE ANNUAL     --------------------------------------------------------------------------
      COMPENSATION            15         20         25         30         35         40         45
- -------------------------  --------   --------   --------   --------   --------   --------   --------
$  500,000...............  $112,500   $160,000   $187,500   $225,000   $262,500   $293,750   $325,000
   600,000...............   135,000    180,000    225,000    270,000    315,000    352,500    390,000
   700,000...............   157,500    210,000    262,500    315,000    367,500    411,250    455,000
   800,000...............   180,000    240,000    300,000    360,000    420,000    470,000    520,000
   900,000...............   202,500    270,000    337,500    405,000    472,500    528,750    585,000
 1,000,000...............   225,000    300,000    375,000    450,000    525,000    587,500    650,000
 1,100,000...............   247,500    330,000    412,500    495,000    577,500    646,250    715,000
 1,200,000...............   270,000    360,000    450,000    540,000    630,000    705,000    780,000
 1,300,000...............   292,500    390,000    487,500    585,000    682,500    763,750    845,000
 1,400,000...............   315,000    420,000    525,000    630,000    735,000    822,500    910,000

"Final average annual compensation," which is calculated as the highest average compensation for 60 consecutive months of the 120 consecutive month period preceding retirement, is based upon compensation that would appear under the "Salary" and "Bonus" columns of the Summary Compensation Table. As of December 31, 1994, Messrs. McCormick, Ames, Lillis, Callahan and Russ had 33, 27, 9, 31, and 2 actual years of service, respectively. Mr. Lillis is eligible to receive a variable percentage of his final average annual compensation based upon his age at the termination of his employment. The applicable percentage is 24% at age 53 (his present age), and then increases by varying increments from year to year -- i.e., 2% per year through age 54, 9% through age 55, 5% per year through age 58, and 1% per year thereafter. Mr. Russ is entitled to a supplemental annual pension benefit of $14,000 for each of his first seven years of service at U S WEST. This benefit becomes payable on the earlier of his separation from service or his retirement, and is payable in a lump sum equal to the present value of the benefit at the time of payment.

     Benefits set forth in the preceding table are computed as a straight-life annuity and are subject to deduction for Social Security.

EXECUTIVE AGREEMENTS

     U S WEST has entered into change of control agreements with certain of its officers, including the named executive officers. Such change of control agreements provide compensation and/or termination benefits to such officers under circumstances following a change of control of U S WEST. The purpose of these agreements is to encourage the officers to continue to carry out their duties in the event of a possible change of control. A "Change of Control" is defined in these agreements as (i) a change of control that would have to be reported under Item 6(e) of Schedule 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regardless of whether the Company is subject to that reporting requirement, (ii) the acquisition by a party or certain related parties, directly or indirectly, of twenty percent or more of the

Company's voting securities, unless pursuant to a transaction approved by the Board of Directors, (iii) any period of two consecutive calendar years during which there shall cease to be a majority of the Board of Directors comprised as follows: individuals who at the beginning of such period constitute the Board of Directors and any new Director(s) whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, (iv) the Company becomes a party to a transaction in which it will not be the surviving corporation or in which it will be the surviving corporation but shares of its outstanding common stock will be converted into shares of another company or other securities, cash or property (other than a reincorporation or the establishment of a holding company involving no change of ownership of the Company), (v) shareholders of the Company approve a merger, plan of reorganization, consolidation or share exchange, and immediately afterwards the holders of the Company's voting securities prior thereto hold securities representing fifty percent or less of the voting securities of the Company or other surviving entity and, also immediately afterwards, members of the Company's Board of Directors prior to such transaction constitute less than half of the Company's or other surviving entity's Board of Directors, or (vi) any other event that a majority of the Board of Directors, in its sole discretion, deems to be a change of control. The agreements are effective and are automatically renewed for three-year periods, and are subject to cancellation by the Board of Directors upon not less than 90 days' notice prior to a three-year renewal. These agreements provide that the officers will receive certain benefits upon termination of their employment or if their job duties or compensation and benefits are substantially reduced following a Change of Control. In the case of the Chief Executive Officer, these benefits will be paid if he voluntarily terminates employment following a Change of Control.

     Termination benefits will be payable immediately upon termination following a Change of Control and will consist of a sum equal to (i) three times the officer's annual base salary prior to termination, (ii) three times the officer's annual bonus amount under the Executive Short-Term Incentive Plan (such bonus amount to be calculated on the basis of the extent to which the performance factors targeted by the Human Resources Committee have been achieved, which shall be deemed to be 100% unless the percentage actually achieved is greater than 100%, in which case the higher percentage shall apply), and (iii) gross-ups of income sufficient to compensate the officer for any excise taxes incurred in connection with the benefits paid upon termination. The Change of Control agreements also provide for continued health care benefits on terms substantially similar to those on which the Company provides such benefits to retiring employees who are service pension-eligible at the time of the Change of Control. Finally, upon termination, the Change of Control agreements will modify the officer's pension benefits so that he will be immediately vested if he is not already vested, and three years will be added to both the officer's age and his years of service.

     Effective October 1, 1993, the Company assigned Mr. Callahan to the United Kingdom for purposes of keeping him in closer contact with its international operations. In connection with this assignment, Mr. Callahan and the Company have entered into certain employment agreements. These agreements include provisions of the U S WEST Expatriate Personnel Policy, which is designed to preclude undue financial hardship attributable to an international rotation. Among other provisions, the agreements provide for (i) a minimum base salary of $405,000, (ii) gross-ups of income to compensate for any employment-related income taxes incurred under the laws of the United Kingdom, (iii) additional gross-ups of income to compensate for any non-employment-related income taxes incurred under the laws of the United Kingdom on up to $50,000 of taxable income, (iv) a one-time foreign assignment premium of $130,000, (v) allowances to compensate for cost differentials on goods and services as well as housing,
(vi) an indemnity against any loss on the sale of Mr. Callahan's United Kingdom home at the conclusion of his assignment, and (vii) perquisites attributable to Mr. Callahan's foreign assignment, including family travel expenses and financial counseling. The Company has also agreed to make available to Mr. Callahan and his family a U S WEST-leased residence in Denver, Colorado for business and personal visits to the United States. Finally, the agreements include a provision that requires the Company to return Mr. Callahan, upon his repatriation, to a position similar to the one he had prior to his United Kingdom assignment, as well as confidentiality and non-competition provisions that apply in the event that Mr. Callahan's employment with the Company terminates.

     Upon his employment with U S WEST, Mr. Russ received a lump sum of $1,559,000 as compensation for amounts that would have otherwise been due to him from his former employer. In the event that Mr. Russ voluntarily resigns before December 31, 1996, other than in circumstances involving a Change of Control or a diminution of his status or compensation, he will be required to return to U S WEST a pro-rata portion of $1,449,000 of this amount, based upon the time remaining between his resignation and December 31, 1996. Through 1995, Mr. Russ is also entitled to receive annual options to purchase at least 15,000 shares of U S WEST common stock. Such options are exercisable at the market price of such stock on the date of grant, and vest upon three years of continuous employment or termination of employment. In the event that U S WEST terminates Mr. Russ's employment prior to December 31, 1996, Mr. Russ will be entitled to a severance amount equal to twice his annual base salary at the time of termination.

REPORT OF HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

     Human Resources Committee. The Human Resources Committee (the "Committee") is composed entirely of independent outside directors who meet regularly to oversee compensation levels and benefits plans to ensure that such levels and plans are appropriately competitive with the marketplace and aligned with shareholder interests. The Committee submits reports to the full Board of Directors concerning its activities and decisions. None of these non-employee directors have interlocking or other relationships with other boards or the Company that would call into question their independence as Committee members.

     Total Compensation. U S WEST has implemented a total compensation system which includes a base salary structure, as well as various cash and equity-based incentive plans. This system of total compensation is based upon the Company's philosophy of pay-for-performance and is designed to attract and retain high caliber senior executives essential to the Company's long-term prosperity and to focus executive performance toward achievement of annual and long-term strategic goals that the Board believes will enhance shareholder value. This system recognizes the pressures for short-term as well as long-term performance, and attempts to strike an appropriate balance.

     As an executive's level of responsibility increases, greater portions of his or her total compensation opportunity are based on performance incentives and less on base salary, causing greater potential variability in the individual's compensation level from year to year. In addition, the more responsibility assigned to an executive, the greater the mix of compensation shifts to reliance on the value of the Company's stock through equity-based awards.

     Base Salary. U S WEST has in place a market-based three-band salary structure for its executive employees. Assignment to one of the three salary bands is based on level of responsibility, scope and impact of decision making, and internal and external comparability. For purposes of comparability and competitive market pricing, the Company utilizes annual executive compensation salary surveys prepared by nationally recognized independent compensation consulting firms. The Company utilizes salary surveys which pertain specifically to the telecommunications industry, as well as surveys of companies of similar size in other industries, and, in general, seeks to set executive base salary levels at approximately the mid-range of the survey data. The Committee believes that its competitive market for executive talent is broader than the industry peer group established to compare shareholder returns in the Performance Graph set forth below. Accordingly, the population of companies the Company surveys for compensation data is broader than the peer group index in the Performance Graph.

     Once senior managers are placed within a salary band and assigned a base salary, salary reviews are generally conducted on an 18 to 24 month cycle. Base salary adjustments may occur at the time of such reviews based upon individual performance results, shifts in job responsibilities, or marketplace changes. Salary bands may be adjusted, when necessary, to reflect shifting economic conditions, executive pay trends and the overall financial condition of the Company.

     Consistent with the 18 to 24 month review cycles discussed above, Mr. McCormick did not receive a base salary adjustment in 1994. Mr. McCormick's base salary is under the median of the 1994 survey data.

     Short-Term Incentive Plan. The U S WEST Executive Short-Term Incentive Plan (the "ESTIP"), approved by shareholder vote on May 6, 1994, provides each named executive officer the potential to earn annual cash awards based upon the achievement of established performance goals. Participants (the Chief Executive Officer and any individuals employed by the Company at the end of any calendar year who appear in the Summary Compensation Table of this Annual Proxy Statement to Shareholders) are eligible to receive equal shares of a cash bonus pool. The incentive pool of one quarter of one percent (0.25%) of cash provided by operating activities is created. The Committee may use negative discretion to decrease this pool based upon annual corporate and subsidiary performance targets, which are set by the Board of Directors, and performance against those targets. Any amount by which the pool is reduced may, at the Committee's sole discretion, be added to the cash bonus pool that is available for any subsequent year or years. In determining the amount to be paid to a participant, the Committee will consider a number of performance factors, including, but not limited to, the Company's net income, net cash flow, quality indicators and other operating and strategic results. Any such reduction of a participant's share will not result in an increase of another participant's share.

     Therefore, for 1994, an ESTIP pool of $8.1 million was created. This pool was reduced by $5 million as a result of the year's shareholder return as well as the Committee's assessment of the Company's net income, net cash flow and quality indicators. The performance factors considered in determining the amount to be paid to each participant included the following: contributions to net income and net cash flow performance, specific Chairman's objectives in the areas of customer satisfaction, product and service cycle time, perception of executive leadership and individual performance. While the Committee has the discretion to carry over the amount of the pool reduction into a future year, it has elected not to do so in 1994.

     Mr. McCormick's target award opportunity is 80% of base salary. This increased from the previous year to bring his "at risk" compensation more in line with market. Mr. McCormick's award opportunity is now at the median of the market data.

     In determining the amount to be paid to Mr. McCormick, the Committee considered such factors as the Company's financial performance, customer and sales growth, and customer service results. Mr. McCormick received an award of $560,000, or 80% of his base salary, under the ESTIP for 1994.

     Long-Term Incentive Compensation. The Company's long-term incentive compensation takes the form of performance-based restricted stock, issued under the U S WEST Executive Long-Term Incentive Plan, and stock options issued under the U S WEST 1994 Stock Plan, both shareholder-approved plans. Consistent with the 1994 Stock Plan, the number of stock options and the terms and conditions on which they are granted are determined by the Committee.

     The combination of stock options and performance-based restricted stock grants provides a strategic mix of equity-based incentives that (i) focuses performance on the attainment of long-term strategic objectives, (ii) provides incentive to the executives for increasing total shareholder return, and (iii) provides an important long-term retention device.

          Restricted Stock. For the six-year performance period which commenced January 1, 1991, a target number of restricted performance shares of U S WEST stock was set for potential earnout by each executive officer. A portion of such shares may be granted annually based upon total shareholder return. Recipients of restricted stock grants have the rights and privileges of a shareholder with respect to the shares, including the right to vote such shares and receive dividends.

          The original target number of performance shares granted was determined by a market survey of 35 companies' (of similar size and/or in the telecommunications industry) long-term incentive plans. The performance grants were converted to an annual full market value as a percent of salary and multiplied by six (years of duration of the performance period) to establish the target award for executives.

          For purposes of this plan, shareholder return over the six-year performance period is calculated annually as share price appreciation, plus dividends, divided by the share price at the beginning of the six-year performance period. Share price appreciation is derived using the average beginning and end-of-year closing prices of U S WEST stock for a 20-business-day period commencing 10 business days prior to the end of each year. Because of the multi-year orientation of this plan, if total shareholder return is negative during a plan year, no payout would occur for that year, and the negative total shareholder return would need to be offset in the following year(s) before further payouts could occur.

          Under this formula, total shareholder return for 1994 was a negative 18.9%. This compares to the 1994 return of the Standard and Poor's 500 Stock Index of 1.3% and the 1993 U S WEST return of

     23.1%. There were no restricted shares paid out to the Chief Executive Officer or other participants under this plan for 1994 performance.

          Stock Options. The Committee has generally elected to grant stock options annually. The Company's stock option grants are designed to deliver a market-based percentage of salary, assuming the Company's stock price increases steadily over time, and vary on the basis of each executive's performance and anticipated future contributions. The Committee may take prior grants into consideration. Stock options granted during 1994 have an exercise price equal to the market price of the Company's stock on the date of grant, vest 100% after three years, and expire ten years from the date of grant. These options have value for the executives only if the price of the Company's stock appreciates from the date the options were granted. The exercise price is payable by the executive in cash, shares of Company stock, or a combination of cash and shares.

          Mr. McCormick received a stock option grant of 100,000 shares under the 1994 Stock Plan during 1994. During 1993, Mr. McCormick received a stock option grant of 45,000 shares. The Committee believes that the number of option shares granted to Mr. McCormick recognizes not only the successful implementation during the year of important long-term Company strategies, but also provides additional incentive to assure the management of these initiatives in the future.

     Deductibility of Compensation. Effective January 1, 1994, the Internal Revenue Service will generally deny the deduction for compensation paid to certain senior executives to the extent such compensation exceeds $1 million, subject to an exception for "performance-based compensation." One provision required for compensation to be deductible is for the performance-based plan to be approved by shareholders. All compensation paid to named executives in 1994 is expected to be deductible as shareholder approval was sought and obtained on May 6, 1994 for the Executive Short-Term and Long-Term Incentive Plans, and compensation not considered to be "company performance-based" (i.e., base salary) is under $1 million, except in the case of Mr. Callahan. His compensation includes certain contracted amounts, such as reimbursement for foreign tax adjustments, which place his "non-company performance-based" compensation slightly over $1 million. The lost deduction to the Company is de minimis.

     Stock Ownership Guidelines. To further encourage growth in shareholder value, the Board has established stock ownership guidelines for the senior executives of the Company. These goals were established because the Board believes that a significant level of stock ownership is a powerful influence which puts senior executives and their decision making in close contact with shareholder interests and focuses their attention on managing the Company as owners. The Committee reviews stock ownership annually and, at its discretion, may consider such ownership in the granting of restricted shares and stock options.

     It is the opinion of the Committee that the aforementioned compensation plan structures provide features which appropriately align the Company's executive compensation with corporate performance and the interests of its shareholders and which offer competitive opportunities in the executive marketplace. We hope that this description and the accompanying tables and graph help you understand further the Company's compensation philosophy and programs.

        U S WEST, Inc. Board of Directors Human Resources Committee:

                Remedios Diaz-Oliver          Grant A. Dove
                Marilyn Carlson Nelson        Frank P. Popoff
                Glen L. Ryland

PERFORMANCE GRAPH

     The following graph and chart compare the cumulative total shareholder return on U S WEST common stock, over a five-year period commencing December 31, 1989, to that of Standard & Poor's 500 Stock Index and the "Regional Holding Company Group," which consists of the regional holding companies, excluding U S WEST, that were created upon the divestiture of American Telephone and Telegraph Company of its local telephone operating companies (Ameritech Corporation, Bell Atlantic Corporation, BellSouth Corporation, NYNEX Corporation, Pacific Telesis Group, and SBC Communications). In calculating cumulative total shareholder return, reinvestment of dividends is assumed, and the returns of each member of the Regional Holding Company Group are weighted for market capitalization.

      Measurement Period
    (Fiscal Year Covered)              U S WEST         S&P 500          RHCs*
1989                                     100.0           100.0           100.0
1990                                     102.5            96.9            95.9
1991                                     105.5           126.3           101.0
1992                                     113.1           135.9           112.4
1993                                     141.9           149.5           131.1
1994                                     116.1           151.5           128.6

* Six regional holding companies, excluding U S WEST

SOLICITATION OF PROXIES

     The cost of soliciting proxies in the accompanying form will be borne by U S WEST. U S WEST has retained Beacon Hill Associates, Inc. to aid in the solicitation of proxies at a fee of approximately $17,500 plus out-of-pocket expenses. Proxies may also be solicited in person or by telephone or telegram by the Directors, executive officers, and employees of U S WEST, who will not receive additional compensation for such activities.

     Brokers, nominees and other similar record holders will be requested to forward proxy solicitation material to beneficial owners and, upon request, will be reimbursed by U S WEST for their out-of-pocket expenses.

                         ------------------------------

SUBMISSION OF SHAREHOLDER PROPOSALS

     Proposals intended for inclusion in next year's Proxy Statement should be sent to the Secretary of U S WEST at 7800 East Orchard Road, Suite 200, Englewood, Colorado 80111, and must be received by November 17, 1995.

FINANCIAL STATEMENTS AVAILABLE

     CONSOLIDATED FINANCIAL STATEMENTS FOR U S WEST AND ITS SUBSIDIARIES ARE INCLUDED IN THE ANNUAL REPORT OF U S WEST FOR 1994. ADDITIONAL COPIES OF THESE STATEMENTS AND THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994 (EXCLUDING EXHIBITS, UNLESS SUCH EXHIBITS HAVE BEEN SPECIFICALLY INCORPORATED BY REFERENCE THEREIN), MAY BE OBTAINED WITHOUT CHARGE FROM THE TREASURER OF U S WEST, 7800 EAST ORCHARD ROAD, SUITE 200, ENGLEWOOD, COLORADO 80111. THE ANNUAL REPORT ON FORM 10-K IS ALSO ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C. 20549, AND THE NEW YORK STOCK EXCHANGE.

Dated:   March 16, 1995

                                   EXHIBIT A

     The text to the U S WEST 1994 Stock Plan will be modified as follows by the amendment described in this Proxy Statement. Except in cases where a new provision is to be added to the plan, amending language is underscored.

     Section II will read as follows:

          The Plan is a successor plan to the U S WEST, Inc. Stock Incentive Plan and the U S WEST 1991 Stock Incentive Plan (the "Predecessor Plans"). No further grants of options or restricted stock may be made under the Predecessor Plans. Options outstanding under the Predecessor Plans and restricted stock granted under the Predecessor Plans shall be administered pursuant to the provisions of the Plan, to the extent not inconsistent with the grant of such options and restricted stock under the Predecessor Plans. Notwithstanding the foregoing, Subsections X(H)(ii) and X(H)(iii) of this Plan, respectively, shall govern the vesting of options issued under Predecessor Plans in cases of Disability and Retirement.

     Subsection III(I) will read as follows:

          I. "Director Compensation" shall mean all cash or stock remuneration payable to an Outside Director for service to the Company as a director, other than reimbursement for expenses or Common Stock received upon exercise of an Option, and shall include retainer fees for service on, and fees for attendance at meetings of, the Board and any committees thereof.

     A new Subsection D shall be added to Section VIII and shall read as follows:

          D. Limitation on Incentive Options. The cumulative number of shares of Common Stock that may be issued under this Plan in connection with the exercise of Incentive Options shall not exceed 10 million.

     Subsection X(H)(ii) will read as follows:

          (ii) Disability. If the employment of any Optionee is terminated because of Disability, all Options held by such Optionee on the date of his or her termination shall be retained by such Optionee, and such Options that are not yet Vested Options shall become Vested Options in accordance with the vesting schedule established at the time such Options were issued. The Optionee shall have the right to exercise Vested Options at any time and from time to time, but not after the expiration date of the Option or, in the case of Incentive Options where tax-advantaged treatment is desired, one year from the date of termination of employment.

     Subsection X(H)(iii) will read as follows:

          (iii) Retirement. Upon an Optionee's Retirement, all Options held by such Optionee on the date of his or her Retirement shall be retained by such Optionee, and such Options that are not yet Vested Options shall become Vested Options in accordance with the vesting schedule established at the time such Options were issued, unless the Committee, in its sole discretion, determines otherwise. The Optionee shall have the right to exercise Vested Options at any time and from time to time, but not after the expiration date of the Option or, in the case of Incentive Options where tax-advantaged treatment is desired, three months from the date of Retirement.

     A new Subsection C shall be added to Section XVI and shall read as follows:

          C. Director Stock Options. On the date that this Subsection C is first approved by shareholders and on the first business day of each calendar year thereafter, each Director shall be granted an Option to purchase three thousand (3,000) shares of Common Stock, such Option (i) to become a Vested Option in increments of 40 percent upon grant and 30 percent on the first and second anniversaries following the date of grant or, if earlier, in full upon the retirement of the Director, (ii) to have an Option Price equal to Fair Market Value on the date of grant, (iii) to remain exercisable notwithstanding the retirement of the Director from the Board (but in no event after the expiration date of the Option), and (iv) to expire ten years from the date of grant. The terms pursuant to which Awards are granted hereunder shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

     Section XVII will read as follows:

          With respect to grants of Awards to Directors and Executive Officers, the Company intends that the provisions of this Plan and all transactions effected in accordance with the Plan shall comply with Rule 16b-3 under the Exchange Act. Accordingly, the Committee shall administer and interpret the Plan to the extent practicable to maintain compliance with such rule.

                                US WEST (LOGO)




                                    (LOGO)
                                 RECYCLED PAPER

(LOGO)                                                                PROXY CARD
- --------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 5, 1995.

The undersigned hereby appoints Allan D. Gilmour, Frank Popoff and Jerry O. Williams, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares of the undersigned in U S WEST, Inc. at the Annual Meeting to be held at the Boise Centre in Boise, Idaho, beginning at 10:00 a.m., on May 5, 1995, and at any adjournments or postponements thereof, upon all subjects that may properly come before the Annual Meeting including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES, IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER SUBJECTS LISTED ON THE REVERSE SIDE OF THIS CARD AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Your vote for the election of Directors may be indicated on the reverse. The nominees for Class I are Richard B. Cheney, Remedios Diaz-Oliver, Grant A. Dove, and Shirley M. Hufstedler.


================================================================================


To vote your shares for all Director nominees, mark the "For" box on item "A."
To withhold voting for all nominees, mark the "Withhold" box. If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and enter the name(s) of the exception(s) in the space provided; your shares will be voted for the remaining nominees.
- --------------------------------------------------------------------------------
                        DIRECTORS RECOMMEND A VOTE "FOR"
- --------------------------------------------------------------------------------

A.  Election of Directors in Class I
    *Exceptions:_____________________________________________                       For / /   Withhold / /   For All Except* / /
B.  Ratification of Auditors                                                        For / /   Against / /       Abstain / /
C.  Approval of Amendment to U S WEST 1994 Stock Plan                               For / /   Against / /       Abstain / /

- --------------------------------------------------------------------------------
    DIRECTORS RECOMMEND A VOTE "AGAINST" THE SHAREHOLDER PROPOSAL REGARDING
- --------------------------------------------------------------------------------

1.  Elimination of Classified Board                                                   For / /       Against / /     Abstain / /
2.  Initiation of Cumulative Voting                                                   For / /       Against / /     Abstain / /
3.  Elimination of Director Retirement Benefits                                       For / /       Against / /     Abstain / /

                                            Date__________________________, 1995
                                            Sign here as name(s) appears

                                            X___________________________________

                                            X___________________________________
                                            Please sign this proxy and return
                                            promptly whether or not you plan to
                                            attend the Annual Meeting.